Exhibit 99.2

CALIFORNIA MICRO DEVICES

THIRD QUARTER 2009 RESULTS

January 29, 2009, 5:00 PM ET

Chairperson: Robert Dickinson (President & CEO)

Operator:	Ladies and gentlemen thank you for standing by. Welcome to the California Micro Devices Third Quarter 2009 Results Conference Call. At this time all participants are in a listen-only mode. Later we will conduct a question-and-answer session and instructions will be given at that time. If you should require assistance at any time, please press the star followed by the zero on your touchtone phone and an operator will assist you. As a reminder this conference is being recorded today, January 29, 2009. I would now like to turn the conference over to our host Mr. Kevin Berry, Chief Financial Officer for California Micro Devices. Please go ahead sir.

Kevin Berry:	Thank you. Good afternoon everyone and thanks for joining us today for our review of our third quarter fiscal 2009 which ended on December 31st. As mentioned in our press release earlier today we are webcasting this call and our webcast includes slides in addition to audio.

I’ll begin with our financial results following which Bob Dickinson, our CEO, will provide a business update. Al Baker, our Vice-President of Marketing will then provide a brief update on market and product development. The three of us will be available for questions after our remarks.

Before we get started I’d like to remind everyone that all the statements made during this conference call, including responses to your questions which are not historical facts, are forward-looking statements made in reliance upon the Federal Securities Law Safe Harbor. Such forward-looking statements are not guarantees of future performance or events, rather they are based upon our current expectations, estimates, beliefs and assumptions about the future, which may prove incorrect and upon our goals and objectives which may change. Often such statements can be identified by the use of words such as will, intend, expect, plan, believe, anticipate and estimate. Forward-looking statements in this conference call include our expectations for Q4 and in some cases for fiscal 2010 as to revenue, both overall and in specific markets and for specific product lines, gross margin, EPS, both on a GAAP and non-GAAP basis, operating expenses and other selected financial measures, our fiscal 2010 objectives to return to positive cash flow and profitability on a non-GAAP basis, our expected annual savings from planned actions to reduce product costs, personnel expenses and discretionary spending, our efforts to convince our leading [ph] customers and the end markets we serve to incorporate our most advanced filters and ESC [ph] protection arrays and their new designs, our belief that the severe inventory correction downstream in the supply chain will have run its course by mid-2009, our belief that now is not the time to sell the company and that we have both near-

California Micro Devices	Page 1	01/29/09

term and long-term organic growth opportunities and the potential for additional growth through strategic acquisitions and our views that the net book market offers potential, not only for our display electronics products, but also for our small form factor protection products and that those products we sampled in Q3 helped position us for growth in our core markets.

Additional information about risks and other factors relating to such statements may be found in our press release of earlier today, the slide show accompanying our webcast of today and our Form 10-K, 10-Q, 8-K and other SEC filings. Due to these risks and other factors our future actual results could differ materially from those contained in the forward-looking statements made during this call. Forward-looking statements speak only as of today and we undertake no obligation to publicly update or revise these statements whether as a result of new information, future events or otherwise.

As is our custom, we will review fiscal 2009 Q3 results on a GAAP basis and also using non-GAAP measures. Our non-GAAP measures excludes stock compensation expenses, goodwill impairment and [inaudible] acquisition cost and use it to cash tax, cash basis tax rate, all under GAAP we include stock compensation, goodwill impairment and [inaudible] acquisition expenses and determine and use an effective tax rate which differs from the taxes we actually pay.

First on a GAAP basis, revenue for Q3 of $9.7 million was at the low end of our revised guidance and down 35% compared to $15 million in Q3 of last year. Gross margin for Q3 at 25.6% decreased from 32.4% last year. EPS for Q3 was a loss of $0.38 compared to a profit of $0.01 in Q3 of last year. This included a $0.23 charge for goodwill impairment.

Next, non-GAAP revenue for Q3 was also $9.7 million. Gross margin for Q3 at 26.3% decreased from 33% last year as a result of lower shipments and an increase in inventory reserves. Operating expenses were $5.8 million, down $500,000 from Q2, primarily in SG&A and an increase of 23% over Q3 of last year. The increase was almost all in R&D, primarily for the Serial Interface display controller products. EPS was a loss of $0.13 compared to a profit of $0.04 last year and was just below guidance.

Cash and short-term investments were $48.4 million at the end of Q3, down $4.5 million from 52.9 million at the end of Q2. Operating cash flow was a negative $3.9 million and we spent about $700,000 on the stock buyback plan.

Net receivables were 3.2 million and DSO was 31, down from 42 in Q2. Net inventory was $7.9 million and turns were 3.9, down from 6.5 at the end of Q2. Goodwill impairment resulted in a non-cash charge of $5.3 million. Inset [ph] protection shipments in Q3, the top five OEMs were down 47% sequentially. Greater China OEMs and ODMs were down 43%. High brightness LED VSE [ph] protection revenue was down 55% mainly due to a one-time inventory correction at a major customer.

California Micro Devices	Page 2	01/29/09

Full [ph] capacity ESD [ph] revenue was down 24%, field display controller revenue was down 26%. The book-to-bill ratio was 0.30 and turns were a negative 11%. ASP has declined 13% year-on-year based on a constant mix slightly above recent trends.

Let’s now take a look ahead at Q4 on both a GAAP basis and using non-GAAP measures. Our non-GAAP measures excludes stock compensation expenses, goodwill impairment and [inaudible] acquisition costs and use a cash basis tax rate while under GAAP we include stock compensation, goodwill impairment and our [inaudible] acquisition expenses and use an effective tax rate of negative 1%. We expect non-GAAP revenue in Q4 to be in the range of 8.5 million to $10 million. Gross margin is expected to be between 30.5% and 32%. Operating expenses are expected to be lower than Q3 between 5.6 million and $5.7 million. We also expect expenses to continue to decrease each quarter throughout calendar 2009. EPS is expected to be between a loss of $0.11 and a loss of $0.13.

[Inaudible] backlog for Q4 was $5.4 million, down from $10.6 million in Q2. Turns are expected to be between 35% and 45%. We expect Q4 GAAP revenue to be in the range of 8.5 to $10 million, gross margin is expected to be between 30% and 31.5%, EPS is expected to be between a loss of $0.13 and a loss of $0.15. Diluted shares outstanding are expected to be between 22.5 and 23 million and regarding our balance sheet for Q4, we expect to have negative operating cash flow of between 2 million and $3 million. We expect DSO to increase and inventory turns to increase. We plan also to continue repurchasing shares of our common stock under the program approved by our board of directors last August.

We continue to aggressively reduce product costs and among other things, have negotiated additional manufacturing subcontractor price reductions. We expect to be able to achieve additional reductions in direct product cost going forward. We are reducing headcount by 5% and will realize an additional 8% reduction in salary expenses this quarter and next through mandatory time off. We have also implemented a hiring freeze except for a few critical hires. There will be no salary increases for employees this year and the salaries of the named executives have been frozen at their April 2007 levels. We are reducing discretionary spending throughout the company, negotiating lower costs for outside services and continuing the sales of unneeded capital and other assets. In order to accelerate the return deposit of cash flow we are renegotiating vendor services and customer payment terms. We expect the annual savings from these actions to total more than $6 million.

Now let me turn the call over to Bob.

Robert Dickinson:	Thanks Kevin. I’d like to start by saying that we are disappointed in our current financial results as I know many of our investors are. We saw our initiatives to rebuild positive momentum begin to pay off in the first half of fiscal 2009 before the current financial crisis and global economic downturn materialized. These initiatives included penetrating additional large customers for our high-volume protection products as well as generating growth in diversified protection markets and for our display controller product line.

California Micro Devices	Page 3	01/29/09

In addition, we had been successful in maintaining profitability on a non-GAAP basis and positive operating cash flow even when our revenue was not growing in fiscal 2007 and 2008. There continue to be opportunities for growth even in the difficult times we are currently experiencing. Along with the measures that Kevin described a moment ago to control spending and improve cash flow, capitalizing on these opportunities is a top priority for us.

First and foremost we are working with the leading customers in the end markets we serve to incorporate our most advanced filters in ESC protection arrays in their new designs. This provides us with the greatest competitive advantage and provides the most value to our customers. We are giving particular emphasis to smart phones in the handset market and to notebooks and net books in the personal computer market for both protection devices and our display controller offerings. Interestingly enough we have begun to see increasing interest from notebook manufacturers in CSP [ph] devices because of our cost and space advantages. In addition, in the consumer electronics market, we are seeing increasing adoption of the HDMI interface in set tops, DVD players and DVRs [ph] so we are paying attention to them as well as digital TVs.

With respect to diversified protection products we continue to see ESD protection for high brightness LEDs as a growth opportunity for the foreseeable future. We expect to see growth in unit demand as well as the opportunity to increase our value-added and to secure additional customers. We are also expanding our efforts to sell existing protection products into embedded computing applications.

Finally we are continuing to work on new devices to meet the more demanding requirements of protection for telecom equipment although we don’t expect any revenue from these until fiscal 2011.

Turning now to the outlook for demand, it is widely accepted that in addition to a decline in in demand from consumers, the semi-conductor industry is feeling the effects of a severe inventory correction downstream in the supply chain. Although it is impossible to predict the certainty when that correction will have run its course, we continue to believe that is likely to be the case by midyear. I can say the bookings so far this quarter have been much healthier than they were at the same point in Q3.

Looking forward to fiscal 2010, our objective is to return to positive cash flow and profitability on a non-GAAP basis as rapidly as possible without compromising critical programs especially in R&D. We expect revenue growth from current levels as the inventory correction ends, the global economy stabilizes and our customer initiatives and new products gain traction. Gross margins will also improve as a result of ongoing cost reduction efforts and higher shipment levels. These factors, together with our cost control measures, should lead to improving profitability as we move through the fiscal year. This of course does not reflect the financial effects of any acquisitions that we may make in fiscal 2010.

California Micro Devices	Page 4	01/29/09

I would like to emphasize that due to our strong cash position and lack of debt, we have the financial staying power to weather the current economic storm. We have established a track record of technology innovation and demonstrated the ability to engage with and meet the needs of major customers in our target markets. We are actively pursuing opportunities for significant organic growth as well as evaluating the possibility of strategic acquisitions. Because of this we don’t believe that a cash dividend or large stock buyback would make sense at this time. I should also add that our board does not believe that this is the right time to sell the company as one of our major shareholders has requested, given the current economic climate, the decline in our stock price and our belief that our financial performance is near an inflection point. We believe that we have both near-term and longer-term opportunities for organic growth and the potential for additional growth through strategic acquisitions.

Now let me turn the call over to Kyle.

Kyle Baker:	Thank you Bob. At the beginning of the quarter we demonstrated our new MIDI [ph] display controller for net book at the Taipei [ph] Intel [ph] developers forum and the mobile SIB [ph] in San Diego. We estimate that 17 million net books will be shipped in 2009 and that the market will grow at more than 70% annually for the next several years. We believe the net book market offers potential, not only for our display controllers, but also for our protection products. In fact, because of space and cost constraints, we are seeing growing acceptance of chip dell [ph] packages in these products. In addition, the trend to include embedded broadband cellular modems in net books and notebooks, creates a new opportunity to sell our EMI filters. In November we released the CM5150, an innovative display controller that allows customers using the MDDI [ph] base or legacy mobile CPs [ph] interface with MIDI displays. We estimate that the served market for this device will be 25 million units in 2009 and believe the market for this type of solution will continue for the next two to three years.

In Q3 we also sampled the first new product utilizing our new Praetorian III LC filter architecture for mobile handsets. Establishing a new benchmark for filter performance, Praetorian III products offer higher performance than our groundbreaking Praetorian I products at a significantly lower cost, the performance characteristics make them an ideal choice for a broad range of applications in today’s smart phones and for next-generation handsets utilizing 4G mobile LTE processors. So far, three top-five handset suppliers are actively evaluating Praetorian III.

We also began sampling the newest version of the [inaudible] architecture and also added a second top-five consumer electronic OEM to the customer list for this product line.

California Micro Devices	Page 5	01/29/09

Finally, earlier this quarter, we announced that Electronic Products Magazine has selected our Picoguard [ph] XS CM1233 for one of its 2008 product of the year awards. Picoguard XS [inaudible] offer both outstanding signal integrity and robust GSC protection for high-speed interfaces such as ACMI and display port.

At this point I’ll turn the call back over to Bob.

Robert Dickinson:	Thanks Kyle. We will now open the call to your questions.

Operator:	Thank you sir. Ladies and gentlemen if you wish to ask a question, please press the star followed by the one on your touchtone phone. You will hear a tone indicating you are on the queue. If you press star one prior to this message we ask that you do so again at this time. You may withdraw your question from the queue at any time by pressing star two. If you are using speaker equipment today, please pick up the handset before pressing the numbers. Once again if you would like to ask a question, please press star one at this time. One moment please for our first question. Our first question comes from the line of Vern Nardessey [ph] from Neissiem [ph] and Company. Please go ahead.

Vern Nardessey:	Yes, thank you very much. I wanted to just discuss a couple of financial questions [inaudible] Kevin and then I wanted to double check something. The gross margin guidance on a non-GAAP basis you provided was 30 to 31.5%. Is that correct?

Kevin Berry:	Check. The non-GAAP, it was 30.5 to 32%.

Vern Nardessey:	Oh 30, okay, 30. Walk me through how you get there from the current level? I mean, obviously you had a tough revenue quarter but what’s going to make a big difference to swing that upwards? I mean, it would occur to me, I mean, just walk through some of the pieces behind that.

Kevin Berry:	Sorry, in terms of why we expect the gross margin to be better?

Vern Nardessey:	Yes.

Kevin Berry:	Okay. A couple of things, so one, we expect the product mix to be better as we mentioned that and we had the one-time inventory correction and I brought [inaudible] production devices so the product mix will be a little more favorable this quarter. The second is that we have some additional cost reductions that are hitting this quarter and finally we had an increase in demand reserves in Q3 that we don’t expect a similar level in Q4, all of which will help the gross margin.

Vern Nardessey:	Okay, thanks. In terms of the, and I apologize, this release came in kind of late for most of us, is there a number on that inventory correction and also what are your reserves running at in terms of the actual financial figure?

California Micro Devices	Page 6	01/29/09

Kevin Berry:	We haven’t released the details of the inventory reserves how much they’re running at. They, I can just tell you that the increase in Q3 into the reserves was about $200,000 more than what it would be normally.

Vern Nardessey:	Okay. And then the inventory correction, how large was that?

Kevin Berry:	Again, we didn’t release the details of that because it relates to a specific customer.

Vern Nardessey:	Okay, and then, and then, on the balance sheet your receivables dropped sharply there, is there any reason for that? I’m trying to get my arms around that.

Speaker:	A combination of what were shipments in Q3 compared to Q2 and we did a pretty good job of making sure we stayed on top of our collections with our customers.

Vern Nardessey:	That was a very good decline there. Okay, and then finally, Kyle, I just wanted to dig in a little bit further on the display controller product and wondering, you know, obviously the net book area is very exciting, this product looks like you’re invited to a good party here, what sort of market opportunity do you think this is and kind of what penetration rates are you getting relative to other offerings that are in the mix?

Kyle Baker:	Well I think the, in terms of the overall market for net books, you know, we started out quite modest. I think we saw about 11 or 12 million units shipped in 2008 and the market forecast for 2009 is suppose to be about 17 million units but the gross prospects look actually quite bright. There’s a number of different forecasts and they tend to range pretty broadly from 70% to one report that was released earlier this week, that claimed that the growth could be much higher than that. We believe we’re pretty well positioned for the first generation with respect to a [inaudible] design which is compatible with the upcoming Intel [inaudible] product. We announced earlier a collaboration with Intel as part of their eco system partnership group and we’ve been actively promoting our product with customers in that market. We have not announced any design wins but the interest seems to be quite strong.

Speaker:	I think it’s fair to say that there are a number of customers actively evaluating our product at this point.

Vern Nardessey:	And do you have any, I mean, this is a tough thing to gauge, but paint as broad a stroke as you want on this, but what sort of penetration rate do you think you can get into that market and obviously there’s going to be other competitors there, you appear to have a solid solution there, but, you know, are you looking at a market share range that might approach a third of that market or greater or do you have any idea of how that might play out?

Speaker:	Well, first of all, bear in mind Vern that it is our, a certain portion of that market is initially for net books using the Intel board sound CPU [ph]. But we think we’re well positioned to gain a substantial portion of that part of the market.

California Micro Devices	Page 7	01/29/09

Bernard Essey:	Okay. So you’re essentially a reference design for [inaudible] is how to read this?

Speaker:	Yes, that’s primarily correct. The key aspect here is that it has a [inaudible] display controller as opposed to an MDDI-based controller or some other interface standard [ph].

Speaker:	And in addition we are interacting directly with quite a few of the participants in that market because we already have relationships established with most of them through products that we’ve been shipping in the past.

Bernard Essey:	Okay. All right, thank you very much.

Speaker:	Thank you Vern.

Operator:	Thank you. Our next question comes from the line of Allen Hicks with Stanley [ph] Capital Management. Please go ahead.

Allen Hicks:	Yes, good afternoon.

Speakers:	Hi Allen.

Allen Hicks:	In the smart phone market everyone looks at Apple and R.E.M., can you talk about what the opportunities, how big they are beyond them and how you’re positioned for getting to those other customers?

Speaker:	Sure, yes, Allen, absolutely. The, you know, certainly I think that R.E.M. and Apple have captured a lot of the public attention in terms of media but most of the major handset makers participate in the smart phone market. We’re probably the advanced feature in phone market. They also overlap in terms of their feature sets and application requirements. And, you know, this is an area of extreme interest for us because as you know the applications in this area be they high-resolution displays, high-resolution imagers, high-density {inaudible] interfaces, fast serial ports, create all sorts of opportunities for some of our core technologies including people guard [ph] low capacity and CSD as well as our Praetorian filter, LC filter. So this is an area where we spend a lot of our attention and focus working on with key customers and I guess to kind of come back to your question, it’s an area that we find all of our customers are quite active with respect to products and evaluating our solutions for those products.

Allen Hicks:	Do you see your existing customers being more aggressive and coming out with more competitive smart phones?

Speaker:	Well I can’t really speak directly to what those customers are doing but certainly that’s a part of the market that I think everybody is eyeing. It appears that the smart phone and the high end of the feature phone segment has fared better than the other parts of the market in the recent downturns, in the recent downturn.

California Micro Devices	Page 8	01/29/09

Speaker:	Yes, in fact Allen, there’s a point of view that says in the current environment you’re probably going to see a kind of a bipolar market where high end and the low end are the parts that are doing the best and the middle is the one that suffers.

Allen Hicks:	Okay. But you did see existing companies being very active in your point of view?

Speaker:	Yes, absolutely.

Allen Hicks:	Okay, okay.

Speaker:	They understand where the action and the growth is and they want to be there.

Allen Hicks:	Okay. And what about such as new phones that people are talking about like Palm and so on. How are you doing in trying to get into some of these new phones?

Speaker:	Well I will say that we’re, Palm is a customer. I don’t want to go beyond that at this point but I can confirm that they are in fact a current customer.

Allen Hicks:	Okay. And then on the flight [ph] controller, can you talk about what you expect this next quarter and going forward in terms of revenues?

Speaker:	I think the first order we would expect it to be flattish this quarter and then we would in fiscal 2010, I’m not going to talk about quarters there, but I’ll say for the year we would certainly expect to see growth compared to fiscal 2009.

Allen Hicks:	Okay. And on the Praetorian III do you have, you say you have orders for that for the next quarter?

Speaker:	No, I mean, we’ve just sampled it, Allen, and what we said was we have three top-five handset suppliers who are evaluated. In fact one of them is starting to design it into actual applications.

Allen Hicks:	Okay. So that’s a 2010 product?

Speaker:	Yes, it’s a fiscal 2010 product, absolutely.

Allen Hicks:	Okay. And then the TV area, you talked in the past you won the third large customer. Is that still on track?

Speaker:	Well it’s on track in the sense that that’s still true. I think the, you know, the TV market is suffering some of the ill effects of the economic situation. So from that standpoint I think we’re not where we had hoped to be at this point but we’re definitely in that third customer.

Allen Hicks:	Okay. But you are getting more penetration.

California Micro Devices	Page 9	01/29/09

Speaker:	Yes.

Allen Hicks:	Okay. Last question, can you talk about just in general the competition and the prospects for consolidation within your specific market area and also can you comment on just how significant are you within your product mix?

Speaker:	Is there other possibilities of consolidation. At the moment the, you know, there are basically a handful of mostly larger companies that participate in this. We’re one of the few small companies. And I haven’t seen any indication that of any of them moving away from that although certainly one of them is going through some pretty significant challenges on its own over all, not with respect to protection but just over all.

Allen Hicks:	Mm-hmm.

Speaker:	I would say that we are in the segment that we target. We’re one of the top here in terms of market share, it’s very difficult to get accurate quantitative data, Allen, as I think you know, because nobody follows this so you kind of have to do your best to figure out where you are. But I think I can say pretty much unequivocally that we continue to be at the leading edge from a technology standpoint and this is one of the things that even though we’re a small company, keeps us in the mix because many of our customers put a significant value on having access to that.

Allen Hicks:	Okay, thank you very much.

Speaker:	You’re very welcome Allen.

Operator:	Thank you. Once again ladies and gentlemen if you wish to ask a question, please press star one. Our next question comes from the line of Fades [ph] Samsonto [ph] with Balley [ph] and Company. Please go ahead.

Fades Samsonto:	Hello.

Speakers:	Hi Fades.

Fades Samsonto:	How are you? I have questions. Could you talk more about the growth opportunities in the telecom equipment protection, for example, what kind of ASP and margin you should expect or to be the competitive, advantages and challenges?

Speaker:	Well, first of all, as we’ve said in the past, it’s probably about $100 million tam [ph] and it’s not a high gross portion of the market but it’s a, and it’s not a huge tam but it’s a decent sized tam. ASPs are, you know, certainly several times are more those for the high volume markets and the reason is there are a couple of reasons for that. One is that the market is made up of a collection of smaller segments and so you don’t have the high volumes that you do in things like handsets but in addition the technical requirements for the parts are much more stringent. You have to deal with higher voltages, higher current levels, higher

California Micro Devices	Page 10	01/29/09

energy levels. So the parts are more robust in that sense and therefore more expensive to build but having said that you still end up with significantly higher margins in that market. Now in terms of competitive advantage, we’ve looked at the parts that are being offered today and we believe that we can make improvements on them. I, obviously I can’t go into detail but we established the design center in Phoenix to focus on diversified markets which right now we put basically the high brightness LED ESD protection and the telecom equipment into that category. So they’ve been doing a lot of work analyzing requirements, analyzing competitive parts and so forth so to help us formulate our product plans.

Fades Samsonto:	Okay, thank you.

Speaker:	You’re welcome.

Operator:	Thank you. Our next question comes from the line of Brent Miller with Dialectic [ph]. Go ahead.

Brent Miller:	Hi. Couple of quick things, one is I think we’d asked for future reference when you’re going to release results to do a little bit earlier so that we have ample time to review it ahead of the call. I wanted to clarify one point, two points, one is you indicated there will be salary reductions of 8% and senior level executives will be frozen. Is that correct?

Speaker:	Yes, what we said is that there would be salary reductions due to mandatory time off of 8%. And then the named executives would be frozen at the April 2007 levels.

Brent Miller:	Okay. I guess the first question is why wouldn’t you also have a reduction, a salary reduction as well?

Speaker:	Brent I guess the answer is we don’t feel that would be the best move at this time.

Brent Miller:	Okay. I guess, I guess why, I mean, why wouldn’t that be the best move? Why not take more comp and serve stock form and reduce your salary so that we, if things turn out we all benefit versus, it just seems a little weird that there’s a cost reduction side from the employees but senior executives are not taking the same reduction. My second question is, given that we’ve talked about the cash burn issue...

Speaker:	Excuse me Brent.

Brent Miller:	Yes.

Speaker:	Senior executives are taking the same reductions.

Brent Miller:	So it is not frozen then. That slide was incorrect?

California Micro Devices	Page 11	01/29/09

Speaker:	The salaries are frozen but there will be additional salary reduction due to mandatory time off.

Brent Miller:	Okay, that’s fine, that’s fine. And I guess the question is, you know, we’ve talked about the cost structure, I mean, you know, I hear you guys talking about, you know, Telecom 2001 opportunities, why not sort of reduce, you know, in this environment you have stated that cash is important, why not reduce the cost structure to stop the cash burn? You know, we’ve talked about this and you’ve indicated how important it is that you have your cash, why not right size the cost structure so that you don’t burn through it?

Speaker:	Brent, I think there are two points here. One is we are achieving annual savings of $6 million a year which I think gives us a significant reduction in the cost structure and we are doing it without compromising critical programs which is the other thing that is very important. So I think we’re addressing that and doing it in a prudent and responsible fashion.

Brent Miller:	And I guess the last question is, you’ve indicated how important cash is and how it’s, and that’s why you didn’t believe that a dividend or stock buyback would be appropriate, so I guess the question is, if the cash is so important, why would you go then and spend it on a M&A [ph] transaction? Why not keep it, I guess, for that margin of safety that you talked about?

Speaker:	I think the answer to that, Brent, is that we’ll be looking at opportunities. We are not committed to doing anything. But there may well be opportunities where it would make sense to commit some portion of that, certainly a, one that did not put us in jeopardy. So I want to thank you for your questions and your input but I would like to see if there are other questions from other parties on the line.

Operator:	Sir at this time there are no further questions. I would like to turn the call back over to Mr. Dickinson for closing comments.

Robert Dickinson:	In closing I would like to reiterate that we have the financial staying power to weather the current economic storm. We are actively pursuing substantial growth opportunities. We have a track record of technology innovation and we have demonstrated the ability to engage with and meet the needs of major customers in our target markets. Thanks again to all of you for joining us today.

Operator:	Ladies and gentlemen that does conclude our conference for today. Thank you for your participation and for using AT&T Executive Teleconferencing. You may now disconnect.

END

California Micro Devices	Page 12	01/29/09